Liberty Energy Inc. Announces Third Quarter 2022 Financial and Operational Results
October 19, 2022
Denver - (Business Wire) - Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today third quarter 2022 financial and operational results.
Summary Results and Highlights
•Revenue of $1.2 billion, increased 26% sequentially and 82% year-over-year
•Net income1 was $147 million, or $0.78 fully diluted earnings per share
•Adjusted EBITDA2 of $277 million, increased 41% sequentially
•Achieved record operational performance while deploying additional fleets in support of long-term customer development plans
•Repurchased 2.5% of outstanding shares at an average price of $14.89 per share, or $70 million in total
•Expanded return of capital program by reinstating quarterly cash dividend of $0.05 per share
•Announced investment in Natron Energy, enabling the introduction of sodium-ion batteries as an energy storage solution for digiFrac™ fleets
“We are extremely proud of our team’s strong operational execution that underpinned robust third quarter financial results. Our strategic plan to deploy six additional fleets of equipment acquired from the OneStim acquisition to supply the incremental demand of our customer partners was successfully completed ahead of schedule, while navigating challenging labor markets and a volatile supply chain. Our strong customer partnerships, vertically integrated delivery model and the strength of our crew leadership were crucial to quickly bringing new fleets to market while maintaining high levels of efficiency in already working fleets,” commented Chris Wright, Chief Executive Officer. “We are continuing to execute on our disciplined leadership of the frac industry as we seek to drive superior long-term financial results and support our customers to deliver a secure supply of reliable, affordable, and clean energy to the world in a time of global insecurity.”
“Our strategy is designed to generate superior returns through cycles by maintaining discipline, focusing on reinvesting cash flow at high rates of return and allocating free cash flow to maximize shareholder value. In the third quarter, we repurchased 2.5% of outstanding shares and this week we announced the reinstatement of our quarterly cash dividend, matching pre-Covid levels at $0.05 per share,” continued Mr. Wright.
Outlook
Global macroeconomic concerns include rising interest rates, elevated inflation levels, and Chinese Covid lockdowns. Despite these headwinds, oil and gas markets remained tight in the third quarter. As we look ahead, risks to the delicate balance in oil and gas markets come from both demand and supply.
A mild recession likely only modestly impacts the global demand for energy and may already be reflected in prices. A deeper global economic downturn would result in increased demand destruction, further pressuring commodity prices.
On the other hand, global supply risks are even larger. OPEC+ preemptive cuts to production quotas are expected to translate into a notable decline in production from key producers including Saudi Arabia and the United Arab Emirates. So far Russian oil exports have only been modestly curbed since the Ukraine invasion, as some exports to Europe have been redirected to Asia. The impending sanctions on Russian seaborne crude could, however, meaningfully lower global oil supplies. Myriad supply risks abound from Libya, Nigeria, Iraq and other
1    Net income attributable to controlling and non-controlling interests.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

countries. Historically low levels of spare production capacity, worldwide oil and gas commercial inventories, and global strategic petroleum reserves make today’s oil market balance fragile.
Together, these factors are likely to strengthen the demand for secure North American energy. Today’s commodity prices continue to offer strong returns for E&P operators, even after the decline in oil and gas prices in recent months. The combination of capital discipline among the public operators and very tight supply chains, particularly in the frac services market, are constraining today’s activity levels to deliver only modest U.S. oil production growth. Today’s frac market is relatively tight with near full utilization of available capacity. The limited capital being deployed is expected to be primarily directed towards the buildout of next generation frac fleet capacity at levels roughly sufficient to offset aging equipment. Tight service supply has made service quality and reliability top of mind for customers. Next generation fleets are also highly sought after. These two factors further strengthen Liberty’s competitive position.
“Liberty’s outstanding technology, operational prowess and customer focus have delivered acceleration in our financial results throughout the year,” commented Mr. Wright. “As we close out the year, we expect fourth quarter results to be relatively flat compared to the third quarter, as incremental activity from third quarter fleet deployments is offset by normal holiday and weather seasonality. We’re proud of the Liberty team and our top-notch customers and suppliers. We are well positioned today and have an exciting suite of new technology developments underway as we move into a strong market in 2023.”
“The North American market is healthy across the energy value stream, including E&Ps, service companies, midstream and downstream providers. This environment is strengthening balance sheets, beginning to restore investor confidence, and keeping global energy consumer eyes focused on North America, the largest and most reliable hydrocarbon supplier,” continued Mr. Wright. “We believe this cycle has strength and duration, and we look forward to the opportunities ahead of us as our industry continues to better lives across the world.”
Quarterly Cash Dividend Reinstated
Liberty’s Board of Directors (the “Board”) authorized the reinstatement of a quarterly cash dividend on October 18, 2022. The Board has declared a cash dividend of $0.05 per share of Class A common stock, to be paid on December 20, 2022 to holders of record as of December 6, 2022. A distribution of $0.05 per unit has also been approved for holders of units in Liberty Oilfield Services New HoldCo LLC, which will use the same record and payment date.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Share Repurchase Program
On July 25, 2022, the Board approved a $250 million share repurchase plan which expires on July 31, 2024. During the quarter ended September 30, 2022, Liberty repurchased and retired 4,702,166 shares of Class A common stock for approximately $70 million. The total remaining authorization for future common share repurchases as of September 30, 2022 was approximately $180 million.
Third Quarter Results
For the third quarter of 2022, revenue grew to $1.2 billion, an increase of 26% from $943 million in the second quarter of 2022 and 82% from $654 million in the third quarter of 2021.
Net income1 (after taxes) totaled $147 million for the third quarter of 2022 compared to net income1 of $105 million in the second quarter of 2022 and net loss1 of $39 million in the third quarter of 2021.
Adjusted EBITDA2 of $277 million, increased 41% from $196 million in the second quarter of 2022 and 765% from $32 million in the third quarter of 2021. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.

Fully diluted earnings per share was $0.78 for the third quarter of 2022 compared to fully diluted earnings per share of $0.55 for the second quarter of 2022 and fully diluted loss per share of $0.22 for the third quarter of 2021.
Balance Sheet and Liquidity
As of September 30, 2022, Liberty had cash on hand of $24 million, a decrease from second quarter levels as working capital increased, and total debt of $254 million including $150 million drawn on the secured asset-based revolving credit facility (“ABL Facility”), net of deferred financing costs and original issue discount. The term loan requires only a 1% annual amortization of principal, paid quarterly. Total liquidity, including availability under the credit facility, was $298 million as of September 30, 2022.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday October 20, 2022. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 7534551. The replay will be available until October 27, 2022.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock based compensation, new fleet or new basin start-up costs, fleet lay-down costs, costs of asset acquisitions, gain or loss on the disposal of assets, bad debt reserves, transaction, severance, and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 22, 2022, in our Form 10-Q for the quarter ended March 31, 2022 as filed with the SEC on April 25, 2022, in our Form 10-Q for the quarter ended June 30, 2022 as filed with the SEC on July 27, 2022, and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,188,247	$942,619	$653,727	$2,923,636	$1,787,047
Costs of services, excluding depreciation, depletion, and amortization shown separately	874,453	713,718	593,683	2,258,190	1,614,574
General and administrative	50,473	42,162	32,281	130,953	88,043
Transaction, severance and other costs	1,767	2,192	1,556	5,293	12,173
Depreciation, depletion, and amortization	82,848	77,379	65,852	234,815	191,122
Gain on disposal of assets	(4,277)	(3,436)	(79)	(3,041)	(1,076)
Total operating expenses	1,005,264	832,015	693,293	2,626,210	1,904,836
Operating income (loss)	182,983	110,604	(39,566)	297,426	(117,789)
Loss (gain) on remeasurement of liability under tax receivable agreements (1)	28,900	168	(4,947)	33,233	(8,252)
Gain on investments	(2,525)	—	—	(2,525)	—
Interest expense, net	6,773	4,862	4,007	15,959	11,528
Net income (loss) before taxes	149,835	105,574	(38,626)	250,759	(121,065)
Income tax expense (1)	2,572	235	753	3,637	9,402
Net income (loss)	147,263	105,339	(39,379)	247,122	(130,467)
Less: Net income (loss) attributable to non-controlling interests	310	183	(489)	389	(6,812)
Net income (loss) attributable to Liberty Energy Inc. stockholders	$146,953	$105,156	$(38,890)	$246,733	$(123,655)
Net income (loss) attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.79	$0.56	$(0.22)	$1.33	$(0.72)
Diluted	$0.78	$0.55	$(0.22)	$1.30	$(0.72)
Weighted average common shares outstanding:
Basic	185,508	186,719	178,311	185,414	171,402
Diluted (2)	189,907	190,441	178,311	190,465	171,402

Other Financial and Operational Data
Capital expenditures (3)	$95,047	$127,045	$53,424	$312,154	$119,319
Adjusted EBITDA (4)	$276,853	$196,109	$32,008	$564,793	$100,266

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by Covid-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. In connection with the recognition of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreements.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended June 30, 2022 and September 30, 2021, exclude weighted average shares of Class B common stock (7 and 1,860, respectively) and restricted stock units (0, and 3,256, respectively) outstanding during the period. Additionally, diluted weighted average common shares outstanding for the nine months ended September 30, 2021, exclude 8,558 weighted average shares of Class B common stock and 3,470 weighted average restricted stock units outstanding during the period.
(3)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$24,045	$19,998
Accounts receivable and unbilled revenue	691,165	407,454
Inventories	185,647	134,593
Prepaids and other current assets	95,204	68,332
Total current assets	996,061	630,377
Property and equipment, net	1,295,189	1,199,287
Operating and finance lease right-of-use assets	134,977	128,100
Other assets	98,669	82,289
Deferred tax asset	262	607
Total assets	$2,525,158	$2,040,660
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$665,960	$528,468
Current portion of operating and finance lease liabilities	37,881	39,772
Current portion of long-term debt, net of discount	1,016	1,007
Total current liabilities	704,857	569,247
Long-term debt, net of discount	252,682	121,445
Long-term operating and finance lease liabilities	88,830	81,411
Deferred tax liability	563	563
Payable pursuant to tax receivable agreements	70,788	37,555
Total liabilities	1,117,720	810,221

Stockholders' equity:
Common Stock	1,825	1,860
Additional paid in capital	1,320,731	1,367,642
Retained earnings (accumulated deficit)	90,779	(155,954)
Accumulated other comprehensive loss	(8,595)	(306)
Total stockholders’ equity	1,404,740	1,213,242
Non-controlling interest	2,698	17,197
Total equity	1,407,438	1,230,439
Total liabilities and equity	$2,525,158	$2,040,660

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Net income (loss)	$147,263	$105,339	$(39,379)	$247,122	$(130,467)
Depreciation, depletion, and amortization	82,848	77,379	65,852	234,815	191,122
Interest expense, net	6,773	4,862	4,007	15,959	11,528
Income tax expense	2,572	235	753	3,637	9,402
EBITDA	$239,456	$187,815	$31,233	$501,533	$81,585
Stock based compensation expense	6,112	4,201	4,245	17,126	15,091
Fleet start-up costs	7,420	5,169	—	13,174	—
Transaction, severance and other costs	1,767	2,192	1,556	5,293	12,173
Gain on disposal of assets	(4,277)	(3,436)	(79)	(3,041)	(1,076)
Provision for credit losses	—	—	—	—	745
Loss (gain) on remeasurement of liability under tax receivable agreements	28,900	168	(4,947)	33,233	(8,252)
Gain on investments	(2,525)	—	—	(2,525)	—
Adjusted EBITDA	$276,853	$196,109	$32,008	$564,793	$100,266

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	September 30,
	2022	2021
Net income	$190,585
Add back: Income tax expense	3,451
Pre-tax net income	$194,036
Capital Employed
Total debt, net of discount	$253,698	$121,504
Total equity	1,407,438	1,191,854
Total Capital Employed	$1,661,136	$1,313,358

Average Capital Employed (1)	$1,487,247
Pre-Tax Return on Capital Employed (2)	13%

(1)Average Capital Employed is the simple average of Total Capital Employed as of September 30, 2022 and 2021.
(2)Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended September 30, 2022 to Average Capital Employed.